Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO
Wednesday, August 12, 2009	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 2nd QUARTER 2009 EARNINGS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (OTCQX: NNUT), today reported a second quarter net loss of $291,000 or ($0.04) per Class A Unit, on revenues of $1.0 million. In the second quarter of 2008, the Partnership reported a net loss of $398,000 on $1.6 million in revenues. The second quarter marks the end of the harvest season and is usually one of the year’s lowest harvest periods, accounting for less than 4% of the total year’s harvest

Nut revenues were $374,000 for the three months ended June 30, 2009 comprised of $116,000 in kernel sales from inventory and $258,000 in sales of nut-in-shell harvested during the quarter. This compares with $937,000 in nut revenues during the second quarter of 2008, which included $875,000 in kernel sales from inventory and $62,000 from the sale of nut-in-shell.  Farming service revenues were $651,000 or approximately 2% lower than the previous quarter due mainly to the timing of farming activities.

For the first six months of 2009, revenues were $4.0 million with a net income of $141,000, or $0.02 per Class A Unit. Revenues in the first six months of 2008 were $5.2 million and the net loss was $662,000, or ($0.09) per Class A Unit.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

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Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months		Six months
	ended June 30,		ended June 30,
	2009	2008	2009	2008

Macadamia nut sales	$374	$937	$2,292	$3,618
Contract farming revenue	651	666	1,704	1,629
Total revenues	1,025	1,603	3,996	5,247
Cost of goods and services
Costs of macadamia nut sales	330	927	1,780	3,437
Costs of contract farming services	582	622	1,541	1,505
Total cost of goods sold	912	1,549	3,321	4,942
Gross income	113	54	675	305
General and administrative expenses	402	388	821	802
Operating income (loss)	(289)	(334)	(146)	(497)
Other income (expense)	17	13	341	12
Interest expense	(15)	(75)	(30)	(166)
Income (loss) before tax	(287)	(396)	165	(651)
Income tax expense	4	2	24	11
Net income (loss)	$(291)	$(398)	$141	$(662)

Net cash flow (as defined in the Partnership Agreement)	$(635)	$(757)	$9	$(756)

Net loss per Class A Unit	$(0.04)	$(0.05)	$0.02	$(0.09)

Net cash flow per Class A Unit	$(0.09)	$(0.10)	$0.00	$(0.10)

Cash distributions per Class A Unit	$0.00	$0.00	$0.00	$0.00

Class A Units outstanding	7,500	7,500	7,500	7,500